CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the A Class Shares Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 316 to the Registration Statement of The Advisors’ Inner Circle Fund (Form N-1A: File No. 033-42484) of our report dated December 28, 2018, on the financial statements and financial highlights of Westwood SmallCap Fund and Westwood Income Opportunity Fund (two of the series constituting The Advisors’ Inner Circle Fund (the “Funds”)) included in the Funds’ Annual Report to shareholders for the year ended October 31, 2018.

  /s/Ernst & Young LLP

Philadelphia, Pennsylvania

August 29, 2019